William McNeir Richmond, P.C.

                                    International Banking & Business Transaction
                                                      Small Business & Financing
                                                Intellectual Property Management
                                                  Business/Commercial Litigation
                                                   General Business Transactions

March 17, 1999

Mr. David W. Myott, President
Wathre Pierce & Associates
146 Halstead Street - Suite #104
Rochester, New York  14610

Dear Mr. Myott,

     This letter is intended to serve both as opinion of counsel for Intertech Global.Com, Inc. ("Intertech") and to transmit the attached copy of the corporation's minute book, which includes, without limitation, certificate of amendment to certificate of incorporation, certificate of incorporation, articles of incorporation and bylaws together with amendments thereto, minutes of meetings of the incorporator, directors and shareholders and speciment stock certificates and shareholder list indicating private placements made by Intertech or its affiliates.

     I have examined originals or copies, identified to my satisfaction, of such documents, records and instruments as I have deemed necessary for the purpose of this opinion. Based upon the foregoing, and to the best of my knowledge, I am of the opinion that:

     1. Intertech is a Development Stage Company formed pursuant to the laws of the State of New Hampshire on October 22nd, 1997. The corporation is duly organized, validly existing and in good standing. The company has no operating history other than organizational activities including: establishing operations and assembling its management team.

     2. The authorized capital stock of Intertech consists of 220,000,000 shares partitioned as follows: 200,000,000 Common Shares Par Value $0.001 Each; 10,000,000 Class "A" Preferred 9% Cumulative Dividend Non-Convertible Shares Par Value $5.00 Each; and 10,000,000 Class "B" Preferred 12% Cumulative Dividend Non-Convertible Shares Par Value $5.00 Each.

     3. 21,451,103 common shares are validly issued and now outstanding, fully paid and nonassessable, free of liens, encumbrances, options and legal or equitable rights of others not a party to this sale. No other equity or debt securities of Intertech have been issued. All securities issued to date have been issued pursuant to available exemptions from registration under applicable state and federal securities laws. There are approximately 437 shareholders of Intertech. Intertech's two primary shareholders, Donald H. Long and JM Holdings, Ltd., purchased their shares at par value as indicated on the Financial Statement attached hereto. The remaining shareholders received their stock from the primary shareholders as gifts.






129 MARKET STREET * POST OFFICE BOX #1155 * PORTSMOUTH, NEW HAMPSHIRE 03802-1155
                      PHONE 603.436.6565 * FAX 603.436.9797
            E-mail: info@richmondpc.com * Website: www.richmondpc.com



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     4.   There is no action, suit, proceeding, order or investigation pending or threatened against or affecting Intertech at law or in equity or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentally and there is no reasonable basis for any of the foregoing and there are no arbitration proceedings pending to which Intertech is a party. There is no dispute of any kind with any person under any contract or agreement with Intertech.

     5. There is no applicable local, state or federal law which would, as a result of the purchase by Buyer of shares, impair, restrict or delay the voting rights appurtenant to the shares.

     6. In addition, if any shares of Intertech stock are held by non-affiliates for at least two years since same were acquired from Intertech or an affiliate, said shares will be eligible for sale pursuant to Rule 144(k), provided such sale is not prohibited by any of the other provisions of Rule 144.

     7. The offers, sales and/or securities exchanges by Intertech prior to the date of this letter do not appear to the undersigned attorney to be attempts to evade any registration or resale requirements of the securities laws of the Untied States or any of it's States.

     The opinions and conclusions expressed herein are based in part upon facts provided to me by the company. Caution is given to anyone to this opinion that opinion letters of counsel are not binding upon the Securities and Exchange Commission nor on the courts. To the extent that persons relying on this letter may have knowledge of facts or circumstances which are contrary to those upon which this opinion is based, then this opinion would not be applicable. Further, this opinion may be withdrawn at any time if information is discovered which would cause me to change my opinion or if ant state or federal agency or court takes an adverse position.

                                            Very truly yours,


                                            WILLIAM MCNEIR RICHMOND P.C.



                         WILLIAM MCNEIR RICHMOND, P.C.
129 MARKET STREET * POST OFFICE BOX #1155 * PORTSMOUTH, NEW HAMPSHIRE 03802-1155
                      PHONE 603.436.6565 * FAX 603.436.9797
            E-mail: info@richmondpc.com * Website: www.richmondpc.com